Filed Pursuant to Rule 433
Registration Statement No. 333-159654
Pricing Term Sheet
April 27, 2011
Express Scripts, Inc.
$1,500,000,000 3.125% Senior Notes due 2016
This term sheet to the preliminary prospectus supplement dated April 27, 2011 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Express Scripts, Inc.
Ratings:	Moody’s: Baa3 (Positive) / S&P: BBB+ (Stable) / Fitch: BBB (Stable)
Security Description:	3.125% Senior Notes due 2016
Aggregate Principal Amount:	$1,500,000,000
Issue Price (Price to Public):	99.597% of Principal amount
Maturity Date:	May 15, 2016
Coupon:	3.125%
Benchmark Treasury:	2.250% UST due March 31, 2016
Benchmark Treasury Price and Yield:	101-00+ / 2.032%
Spread to Benchmark Treasury:	118 bps
Yield to Maturity:	3.212%
Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing on November 15, 2011

Make-Whole Redemption:	T+20 bps
Trade Date:	April 27, 2011
Settlement Date:	May 2, 2011 (T+3)
Legal Format:	SEC Registered
CUSIP/ISIN:	302182 AF7 / US302182AF78
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
RBS Securities Inc.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Fifth Third Securities, Inc. Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Citigroup Global Markets Inc. at 1-877-858-5407, or RBS Securities Inc. at 1-617-423-7062.